Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS AND DECLARES FOURTH QUARTER 2023 DIVIDEND

Boston, Massachusetts, November 1, 2023. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported third quarter 2023 results.

George M. Murphy, President and Chief Executive Officer, commented: “The third quarter financial results continue to be impacted by the inflationary pressures on our Private Passenger Automobile book of business. Safety’s third quarter combined ratio of 104.8% also includes an increased amount of Private Passenger Automobile losses resulting from multiple flooding events and a wind event that impacted our Homeowners book of business. We continue to see strong growth in our Net Written Premiums which increased by 22.2% and 19.2% for the three and nine months ended September 30, 2023, respectively. This is driven by an increase in policy counts of 11.5% and an increase in average written premium per policy of 7.6%.”

“We continue to file rate increases to combat the ongoing industry wide loss and severity trends in the private passenger automobile business. We have also been approved for increases across all other lines of business. Safety remains committed to maintaining underwriting discipline, while leveraging investments in our pricing and risk management areas to ensure rate adequacy.”

Net income for the quarter ended September 30, 2023 was $1.9 million, or $0.13 per diluted share, compared to net income of $6.2 million, or $0.42 per diluted share, for the comparable 2022 period. Net income for the nine months ended September 30, 2023 was $6.6 million, or $0.45 per diluted share, compared to net income of $21.9 million, or $1.48 per diluted share, for the comparable 2022 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2023 was $0.59 per diluted share, compared to $1.13 per diluted share, for the comparable 2022 period. Non-GAAP operating income for the nine months ended September 30, 2023 was $0.54 per diluted share, compared to Non-GAAP operating income of $4.05 per diluted share, for the comparable 2022 period.

Safety’s book value per share decreased to $52.04 at September 30, 2023 from $54.88 at December 31, 2022 resulting from net income offset by capital stock activities, specifically share repurchases and dividends paid. During the nine months ended September 30, 2023, the Company purchased 74,213 shares at a cost of $5.2 million. Safety paid $0.90 per share in dividends to investors during the quarters ended September 30, 2023 and 2022, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2022.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on our issued and outstanding common stock payable on December 15, 2023 to shareholders of record at the close of business on December 1, 2023.

Direct written premiums for the quarter ended September 30, 2023 increased by $49.2 million, or 22.6%, to $267.1 million from $217.9 million for the comparable 2022 period. Direct written premiums for the nine months ended September 30, 2023 increased by $123.2 million, or 19.8% to $745.1 million from $621.9 million for the comparable 2022 period. Net written premiums for the quarter ended September 30, 2023 increased by $45.6 million, or 22.2%, to $251.1 million from $205.5 million for the comparable 2022 period. Net written premiums for the year ended September 30, 2023 increased by $112.7 million, or 19.2%, to $698.9 million from $586.2 million for the comparable 2022 period. The increases in direct written premiums and net written premiums are a result of new business production, improved retention, and rate increases. For the nine months ended September 30, 2023, the Company achieved policy count growth across all lines of business, including 14.1%, 5.9% and 9.7% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2022. Additionally, for the nine months ended September 30, 2023, average written premium per policy increased 10.7%, 4.5% and 4.5% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2022.

Net earned premiums for the quarter ended September 30, 2023 increased by $24.5 million, or 12.9%, to $214.4 million from $189.9 million for the comparable 2022 period. Net earned premiums for the nine months ended September 30, 2023 increased by $43.0 million, or 7.6%, to $608.4 million from $565.4 million for the comparable 2022 period.

For the quarter ended September 30, 2023, losses and loss adjustment expenses incurred increased by $35.4 million, or 28.6%, to $159.5 million from $124.1 million for the comparable 2022 period. For the nine months ended September 30, 2023, losses and loss adjustment expenses incurred increased by $110.2 million, or 30.6%, to $470.2 million from $360.0 million for the comparable 2022 period. The increase in losses is driven by current market conditions, specifically inflation, as well as weather events including multiple flood events, a high wind event, and a severe winter weather event that occurred in February.

Loss, expense, and combined ratios calculated for the quarter ended September 30, 2023, were 74.4%, 30.4%, and 104.8%, respectively, compared to 65.3%, 31.8%, and 97.1%, respectively, for the comparable 2022 period. Loss, expense, and combined ratios calculated for the nine months ended September 30, 2023 were 77.3%, 30.9%, and 108.2%, respectively, compared to 63.7%, 32.3%, and 96.0%, respectively, for the comparable 2022 period. The decrease in the expense ratio is primarily driven by a decrease in contingent commission expenses.

Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2023 was $13.5 million compared to $14.0 million for the comparable 2022 period. Total prior year favorable development included pre-tax results for the nine months ended September 30, 2023 was $35.0 million compared to $43.2 million for the comparable 2022 period, which included the reversal of a $6.5 million accrued reserve for legal defense costs associated with business interruption claims resulting from the COVID-19 pandemic.

Net investment income for the quarter ended September 30, 2023 increased by $2.9 million, or 26.0% to $14.0 million from $11.1 million for the comparable 2022 period. Net investment income for the nine months ended September 30, 2023 increased by $8.2 million, or 24.5%, to $41.5 million from $33.3 million for the comparable 2022 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 4.0% for the quarter ended September 30, 2023 compared to 3.1% for the comparable 2022 period. Net effective annualized yield on the investment portfolio for the nine months ended September 30, 2023 was 3.9% compared to 3.0% for the comparable 2022 period. Our duration on fixed maturities was 3.6 years at September 30, 2023 compared to 3.8 years at December 31, 2022.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the three months ended September 30, 2023, a decrease of $9.2 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to a decrease of $14.4 million recognized in the comparable 2022 period. For the nine months ended September 30, 2023, a decrease of $2.1 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a decrease of $56.3 million recognized in the comparable 2022 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2022 Form 10-K with the SEC on February 28, 2023 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;

●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,117,352 and $1,152,779, allowance for expected credit losses of $1,231 and $678)	$1,005,225	$1,050,155
Equity securities, at fair value (cost: $216,589 and $231,444)	223,152	240,155
Other invested assets	129,739	112,850
Total investments	1,358,116	1,403,160
Cash and cash equivalents	30,894	25,300
Accounts receivable, net of allowance for expected credit losses of $867 and $1,446	258,267	192,542
Receivable for securities sold	845	877
Accrued investment income	7,688	8,212
Taxes recoverable	7,286	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	30,006	12,988
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	106,708	93,394
Ceded unearned premiums	29,819	28,453
Deferred policy acquisition costs	91,613	75,582
Deferred income taxes	21,307	21,074
Equity and deposits in pools	37,096	33,648
Operating lease right-of-use-assets	20,586	23,336
Goodwill	17,093	17,093
Intangible assets	7,242	7,856
Other assets	27,539	29,054
Total assets	$2,052,105	$1,972,569

Liabilities
Loss and loss adjustment expense reserves	$584,175	$549,598
Unearned premium reserves	525,297	433,375
Accounts payable and accrued liabilities	61,757	73,875
Payable for securities purchased	2,059	1,359
Payable to reinsurers	24,526	11,444
Taxes payable	—	1,729
Debt	30,000	35,000
Operating lease liabilities	20,586	23,336
Other liabilities	33,956	30,854
Total liabilities	1,282,356	1,160,570

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,949,484 and 17,879,095 shares issued	179	179
Additional paid-in capital	225,301	222,049
Accumulated other comprehensive (loss) income, net of taxes	(87,607)	(80,538)
Retained earnings	782,169	815,309
Treasury stock, at cost: 3,157,577 and 3,083,364 shares	(150,293)	(145,000)
Total shareholders’ equity	769,749	811,999
Total liabilities and shareholders’ equity	$2,052,105	$1,972,569

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net earned premiums	$214,425	$189,931	$608,385	$565,352
Net investment income	14,005	11,112	41,495	33,337
Earnings from partnership investments	2,427	876	5,146	9,675
Net realized gains on investments	270	1,251	1,111	8,613
Change in net unrealized gains on equity securities	(9,184)	(14,364)	(2,148)	(56,283)
Credit loss expense	403	(207)	(554)	(207)
Commission income	1,918	—	5,159	—
Finance and other service income	5,094	3,749	13,966	10,469
Total revenue	229,358	192,348	672,560	570,956

Losses and loss adjustment expenses	159,521	124,069	470,197	359,950
Underwriting, operating and related expenses	65,217	60,373	187,832	182,839
Other expense	2,005	—	5,198	—
Interest expense	139	132	697	392
Total expenses	226,882	184,574	663,924	543,181

Income before income taxes	2,476	7,774	8,636	27,775
Income tax expense	527	1,582	2,023	5,844
Net income	$1,949	$6,192	$6,613	$21,931

Earnings per weighted average common share:
Basic	$0.13	$0.42	$0.45	$1.49
Diluted	$0.13	$0.42	$0.45	$1.48

Cash dividends paid per common share	$0.90	$0.90	$2.70	$2.70

Number of shares used in computing earnings per share:
Basic	14,645,988	14,599,136	14,669,709	14,608,591
Diluted	14,682,082	14,711,737	14,721,063	14,713,552

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$1,949	$6,192	$6,613	$21,931
Exclusions from net income:
Net realized gains on investments	(270)	(1,251)	(1,111)	(8,613)
Change in net unrealized gains on equity securities	9,184	14,364	2,148	56,283
Credit loss expense	(403)	207	554	207
Income tax expense on exclusions from net income	(1,787)	(2,797)	(334)	(10,054)
Non-GAAP operating income	$8,673	$16,715	$7,870	$59,754

Net income per diluted share	$0.13	$0.42	$0.45	$1.48
Exclusions from net income:
Net realized gains on investments	(0.02)	(0.09)	(0.08)	(0.59)
Change in net unrealized gains on equity securities	0.63	0.98	0.15	3.83
Credit loss expense	(0.03)	0.01	0.04	0.01
Income tax expense on exclusions from net income	(0.12)	(0.19)	(0.02)	(0.68)
Non-GAAP operating income per diluted share	$0.59	$1.13	$0.54	$4.05

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Written Premiums
Direct	$267,124	$217,878	$745,133	$621,947
Assumed	7,472	6,460	23,230	21,168
Ceded	(23,509)	(18,910)	(69,423)	(56,911)
Net written premiums	$251,087	$205,428	$698,940	$586,204

Earned Premiums
Direct	$231,249	$202,190	$654,085	$597,662
Assumed	6,839	6,497	22,357	21,835
Ceded	(23,663)	(18,756)	(68,057)	(54,145)
Net earned premiums	$214,425	$189,931	$608,385	$565,352